Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated June 27, 2012, with respect to the consolidated financial statements of MedPak Holdings, Inc. for the year ended March 31, 2012, included in the Current Report of Omnicell, Inc. on Form 8-K/A dated August 3, 2012.  We hereby consent to the incorporation by reference of said report in the Registration Statements of Omnicell, Inc. on Form S-3/A (File No. 333-117592) and on Forms S-8 (File No. 333-67828; File No. 333-82818; File No. 333-104427; File No. 333-107356; File No. 333-116103; File No. 333-125080; File No. 333-132556; File No. 333-142857; File No. 333-149758; File No. 333-159562; and File No. 333-176146).

/s/ GRANT THORNTON LLP

Tampa, Florida

August 3, 2012